Exhibit 99.1

Oceaneering Announces Record Quarterly Earnings

—Earnings More Than Double Year-Over-Year

—Earnings Increase Over 25% Sequentially

—2007 EPS Guidance of $2.60 - $2.90 Initiated

October 31, 2006 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record quarterly earnings for the sixth consecutive quarter. For the quarter ended September 30, 2006, on revenue of $337 million, Oceaneering earned net income of $38.5 million, or $0.70 per share. During the corresponding period in 2005, Oceaneering reported revenue of $263 million and net income of $17.7 million, or $0.33 per share. Historical per share figures have been adjusted for the two-for-one stock split effected in June 2006.

The year-over-year growth in quarterly earnings of more than 100% was mainly attributable to improvements in Remotely Operated Vehicles (ROV), Subsea Products, and Subsea Projects operating profits. The ROV and Subsea Products improvements reflect Oceaneering’s strategic focus on deepwater and subsea completion activity. The Subsea Projects increase was primarily attributable to a higher level of work associated with Gulf of Mexico infrastructure damage caused by hurricanes in 2005.

Summary of Results

(in thousands, except per share amounts)

	Three months ended			Nine months ended September 30,
	September 30,		June 30, 2006
	2006	2005		2006	2005
Revenue	$337,263	$263,111	$311,063	$937,835	$709,818
Gross Margin	$88,225	$49,334	$71,957	$220,499	$123,104
Operating Income	$60,591	$28,335	$47,899	$146,454	$63,488
Net Income	$38,547	$17,714	$30,601	$94,650	$42,979

Diluted Earnings Per Share	$0.70	$0.33	$0.56	$1.72	$0.81

Weighted Average Number of Diluted Shares	55,283	53,842	55,088	55,049	53,342

For the second quarter of 2006, Oceaneering reported revenue of $311 million and net income of $30.6 million, or $0.56 per share. The 26% sequential improvement in quarterly net income was primarily due to operating income increases from our ROV and Subsea Products segments and a reduction in Unallocated Expenses.

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T. Jay Collins, President and Chief Executive Officer, stated, “We are very pleased with this quarter’s record results as demand for our subsea services and products remained at very high levels. Year to date we have earned more net income than in all of 2005 and are on track to nearly double EPS for the year 2006 over 2005.

“ROVs achieved record quarterly operating income as our average revenue per day-on-hire surpassed the $7,500 mark. Our year-to-date ROV pricing is up over 15% and the number of ROV days on hire has increased by more than 10% compared to the first three quarters of 2005.

“Subsea Products had a record quarter as operating income improved on higher umbilical manufacturing throughput and strong demand for our specialty subsea products. Products backlog at the end of September was $281 million, up from $245 million at the end of last quarter and $181 million a year ago.

“Unallocated Expenses for the quarter were sequentially lower as we had anticipated, due to a reduction in restricted stock expense.

“Since our last quarterly financial press release, our earnings assessment for 2006 has improved and we now expect to achieve record EPS in the range of $2.25 to $2.30. For the fourth quarter, we are forecasting EPS of $0.53 to $0.58 in anticipation of normal seasonal declines in our Inspection and Subsea Projects operations, the dry docking of two of our deepwater vessels, a drop in production throughput at the Medusa Spar, and an increase in Unallocated Expenses.

“We are forecasting EPS for 2007 in the range of $2.60 to $2.90. The 2007 growth in EPS is anticipated to be led by profit improvements from ROVs, due to higher average pricing and an increase in average fleet size, and Subsea Products, particularly our umbilical manufacturing operations. The operating income contribution from our Subsea Projects segment is projected to be about the same as in 2006 as we believe there will be continued demand for hurricane damage work and an escalation in deepwater inspection, repair, and maintenance activity.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation of achieving the estimated record EPS range in 2006; forecasted fourth quarter 2006 EPS range and the factors anticipated to impact the fourth quarter 2006 EPS; expectations of additional EPS growth in 2007 and achieving the estimated record EPS range in 2007; anticipation that 2007 earnings growth will be led by ROV and Subsea Products profit improvements and the factors expected to result in those improvements; and projection that Subsea Projects operating income in 2007 will be about the same as in 2006. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for November 1, 2006 at 10:00 a.m. Central Time, can be heard at www.companyboardroom.com (enter ticker OII).

PR 963

- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30, 2006	Dec. 31, 2005
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $33,664 and $26,308)	$518,925	$394,233
Net Property and Equipment	482,661	409,201
Other Assets	192,294	186,134

TOTAL ASSETS	$1,193,880	$989,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$276,717	$222,667
Long-term Debt	200,000	174,000
Other Long-term Liabilities	64,867	56,783
Shareholders’ Equity	652,296	536,118

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,193,880	$989,568

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended September 30,
	Sept. 30, 2006	Sept. 30, 2005	June 30, 2006
				2006	2005
	(in thousands, except per share amounts)
Revenue	$337,263	$263,111	$311,063	$937,835	$709,818
Cost of Services and Products	249,038	213,777	239,106	717,336	586,714

Gross Margin	88,225	49,334	71,957	220,499	123,104
Selling, General and Administrative Expense	27,634	20,999	24,058	74,045	59,616

Income from Operations	60,591	28,335	47,899	146,454	63,488
Interest Income	130	181	62	260	335
Interest Expense	(3,528)	(2,655)	(3,131)	(9,450)	(7,070)
Equity earnings of unconsolidated affiliates, net	2,482	1,829	3,879	10,715	9,877
Other Income (Expense), net	(1,213)	(225)	(1,192)	(2,400)	5

Income before income taxes	58,462	27,465	47,517	145,579	66,635
Provision for Income Taxes	19,915	9,751	16,916	50,929	23,656

Net Income	$38,547	$17,714	$30,601	$94,650	$42,979

Diluted Earnings per Share	$0.70	$0.33	$0.56	$1.72	$0.81
Weighted average number of common shares and equivalents	55,283	53,842	55,088	55,049	53,342

The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2006	Sept. 30, 2005	June 30, 2006	Sept. 30, 2006	Sept. 30, 2005
	($ in thousands)
Remotely Operated Vehicles
Revenue	$108,801	$85,749	$98,641	$296,389	$228,972
Gross margin	$35,224	$27,948	$31,856	$93,664	$65,704
Gross margin %	32%	33%	32%	32%	29%
Operating income	$30,160	$24,061	$27,270	$79,635	$54,643
Days available	16,921	15,923	16,384	49,160	46,166
Utilization	86%	88%	85%	85%	82%
Subsea Products
Revenue	$98,993	$65,430	$81,815	$265,326	$155,146
Gross margin	$22,801	$10,522	$17,126	$58,717	$18,868
Gross margin %	23%	16%	21%	22%	12%
Operating income	$15,422	$4,020	$10,407	$38,390	$2,305
Backlog	$281,000	$181,000	$245,000	$281,000	$181,000
Subsea Projects
Revenue	$38,410	$30,023	$42,989	$122,519	$77,965
Gross margin	$18,182	$8,327	$22,130	$53,642	$17,510
Gross margin %	47%	28%	51%	44%	22%
Operating income	$16,790	$7,176	$20,800	$49,528	$13,944
Mobile Offshore Production Systems
Revenue	$12,767	$12,898	$12,355	$38,454	$37,008
Gross margin	$4,055	$4,323	$3,499	$11,756	$13,230
Gross margin %	32%	34%	28%	31%	36%
Operating income	$3,727	$4,019	$3,260	$10,971	$12,016
Inspection
Revenue	$45,526	$39,972	$42,545	$121,494	$120,367
Gross margin	$8,304	$6,058	$8,055	$21,720	$17,627
Gross margin %	18%	15%	19%	18%	15%
Operating income	$4,828	$3,085	$4,780	$11,797	$7,712
Advanced Technologies
Revenue	$32,766	$29,039	$32,718	$93,653	$90,360
Gross margin	$5,028	$4,636	$5,233	$13,800	$17,045
Gross margin %	15%	16%	16%	15%	19%
Operating income	$3,185	$2,779	$3,003	$7,799	$11,108
Unallocated Expenses
Gross margin	$(5,369)	$(12,480)	$(15,942)	$(32,800)	$(26,880)
Operating income	$(13,521)	$(16,805)	$(21,621)	$(51,666)	$(38,240)
TOTAL
Revenue	$337,263	$263,111	$311,063	$937,835	$709,818
Gross margin	$88,225	$49,334	$71,957	$220,499	$123,104
Gross margin %	26%	19%	23%	24%	17%
Operating income	$60,591	$28,335	$47,899	$146,454	$63,488
SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions	$43,824	$12,258	$44,318	$134,346	$96,124
Depreciation and amortization	$20,594	$18,683	$18,750	$58,939	$54,873